                                                                   Exhibit 10.16

                                                                  CONFORMED COPY

================================================================================

                         TAX MATTERS AGREEMENT

                                between

                         NA HOLDING CORPORATION

                                  and

                                NFC plc

                     Dated as of September 14, 1999

================================================================================

                                TABLE OF CONTENTS

Section                                                             Page
-------                                                             ----

1.  Responsibility for Taxes...........................................1

2.  Allocation of Taxes for Straddle Periods...........................3

3.  Tax Refunds; Pre-Closing Losses; Effect of Adjustments.............4

4.  Preparation and Filing of Tax Returns..............................6

5.  Tax Payments......................................................12

6.  Tax Contests......................................................15

7.  Assistance and Cooperation........................................17

8.  Separate Tax Agreements Required for Specific Jurisdictions.......20

9.  Group Relief......................................................21

10. Disputes..........................................................22

11. Termination of Tax Sharing Agreements.............................23

12. Limitation on Indemnity Payments..................................24

13. Expenses..........................................................25

14. Survival..........................................................25

15. Definitions.......................................................26

16. Miscellaneous.....................................................30

                              TAX MATTERS AGREEMENT

      TAX MATTERS AGREEMENT, dated as of September 14, 1999, between NA HOLDING CORPORATION, a Delaware corporation (the "Buyer"), and NFC plc, a company organized under the laws of England and Wales (the "Seller").

      WHEREAS, contemporaneously with the execution of this Agreement, the Buyer and the Seller are entering into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement");

      WHEREAS, the Buyer and the Seller wish to set forth their agreement with respect to certain matters as set forth below.

      NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

      1. Responsibility for Taxes. (a) Seller's Responsibility. The Seller shall bear (and shall pay, reimburse, indemnify and hold harmless the Buyer, each member of the Company Group and their respective Affiliates and their respective officers, directors, employees, agents, advisers and representatives for, from and against) any and all liabilities for Taxes (or payments in respect of Taxes) which (i) are imposed on, allocated to, or incurred or payable by any member of the Company Group (or in respect of the Canadian Assets) with respect to any Pre-Closing Tax Period (or are otherwise reportable on any U.S. Consolidated Return), or (ii) in whole or in part are attributable to or arise from (or from any combination of) any Corporate Restructuring Transaction, any transaction contemplated by the Acquisition Agreement, or (in the case of any liability under or pursuant to section 30 TCGA 1992, section 31A TCGA 1992 or section 179 TCGA 1992 (or any combination thereof)) any event occurring at or prior to the Closing; including (for each of clause (i) and (ii)) but not limited to (x) any liability for such Taxes (or any such liability for any payment in respect of Taxes) under Treasury Regulation section 1.1502-6 or any similar provision of U.S. state or local law or non-U.S. law, (y) any liability for such Taxes (or any such liability for any payment in respect of Taxes) arising under principles of transferee or successor liability or by contract and (z) any combination of the foregoing. In addition, the Seller shall bear (and shall reimburse, indemnify and hold harmless the Buyer, each member of the Company Group and their respective Affiliates for, from and against) any and all liabilities of the Buyer, the Company Group and their Affiliates to make a payment in respect of a surrender of Group Relief under Section 9.

      (b) Buyer's Responsibility. The Buyer shall bear (and shall pay, reimburse, indemnify and hold harmless the Seller and its Affiliates and their respective officers, directors, employees, agents, advisers and representatives for, from and against) any and all liabilities (other than liabilities for which the Seller is responsible by virtue of the Acquisition Agreement) for Taxes imposed on, allocated to, or incurred or payable by any member of the Company Group (or in respect of the Canadian Assets) that are not described as being the responsibility of the Seller in Section 1(a), including any such liability for any Post-Closing Tax Period under section 767A or 767AA of the Taxes Act which falls on a member of the Seller Group and for which a member of the Company Group is primarily liable.

      2. Allocation of Taxes for Straddle Periods. In the case of any Tax for any Tax Period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period"), the amount of such Tax allocated to each of the Pre-Closing Tax Period and the Post-Closing Tax Period shall be determined as follows: (i) in the case of any real property, personal property, intangibles and other similar Tax, (A) the amount of such Tax that is allocable to the Pre-Closing Tax Period shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the entire Straddle Period and (B) the amount of such Tax that is allocable to the Post-Closing Tax Period shall be the amount of such Tax for the entire Straddle Period minus the amount of such Tax allocated to the Pre-Closing Tax Period pursuant to clause (A) hereof and (ii) in the case of any Tax not described in clause (i), on the basis of the actual activities of the members of the Company Group using an interim-closing-of-the-books method and assuming that such Straddle Period ended at the close of the Closing Date. To the extent permitted by applicable law, the Seller and the Buyer shall (and shall to the extent practicable cause their respective Affiliates to) prepare all relevant Tax Returns in a manner consistent with the allocation of Taxes in this Section 2.

      3. Tax Refunds; Pre-Closing Losses; Effect of Adjustments. (a) Tax Refunds. Any Tax refunds received from a Tax Authority for any Tax Period ending on or before the Closing Date shall be for the account of (and paid to) the Seller. To the extent that a credit (or set-off) for Taxes paid for a Tax Period ending on or before the Closing Date is actually credited (or set-off) against a Tax otherwise due by a member of the Company Group for a Post-Closing Tax Period, the amount of such credit shall be for the account of (and paid to) the Seller. Any refunds or credits (or set-offs) for Taxes paid of any member of the Company Group for any Straddle Period shall be apportioned between the Seller and the Buyer in accordance with the principles set forth in Section 2 and this
Section 3(a) (and the amount (if any) apportioned to the Pre-Closing Tax Period shall be for the account of (and paid to) the Seller). If (i) a Tax liability arises that is described in Section 1(a)(i), (ii) such liability is in the nature of a withholding tax that was required to have been withheld from a payment made by a member of the Company Group, (iii) the Seller pays the Buyer an amount equal to such liability, and (iv) the payment of such withholding tax gives rise to a credit of Taxes paid that actually reduces or eliminates an actual Tax liability otherwise due by a member of the Company Group in respect of a Post-Closing Tax Period (other than a Tax liability for which the Seller would be responsible under Section 1(a)) or in respect of which a member of the Company Group receives a refund in a Post-Closing Tax Period, the amount of the actual Tax liability that is reduced or eliminated or the amount of the refund, as the case may be, shall be for the account of (and paid to) the Seller. Without duplication of any other amounts payable hereunder, if the Seller makes a payment pursuant to Section 1(a)(ii) and the amount of the underlying Tax that gave rise to the payment is subsequently refunded (or gives rise to a credit (or set-off) for Taxes paid that is actually credited (or set-off) against a Tax otherwise due by a member of the Company Group for a Post-Closing Tax Period), the amount of such refund or credit (or set-off) shall be for the account of (and paid to) the Seller. To the extent that any refund or any credit (or set-off) of Taxes paid that gives rise to a payment to the Seller pursuant to this Section 3(a) (or the underlying item or claim that gave rise to such a refund or credit (or set-off) of Taxes paid) is subsequently disallowed by any Tax Authority, the amount of such refund or credit (or set-off) of Taxes paid shall be repaid to the Buyer (and the Seller shall indemnify and hold harmless the Buyer, each member of the Company Group and their respective Affiliates in respect of such repayment). Notwithstanding any other provision of this Section 3(a), the amount of any payment required to be made to the Seller under this Section 3(a) shall be net of any Taxes (or other reasonable costs) incurred by or imposed on the Buyer, any member of the Company Group or their Affiliates in connection with the item or events giving rise to such payment.

      (b) Pre-Closing Losses. Notwithstanding any other provision of this
Section 3, for the avoidance of doubt, the Buyer shall not be required to make any payment under this Agreement to the Seller in respect of (and the amount of the Seller's liability under Section 1(a) shall be determined without regard to) any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any Pre-

Closing Tax Period (a "Pre-Closing Loss") and is carried forward to any Post-Closing Tax Period. For the avoidance of doubt, this Section 3(c) shall not prevent the Seller from using any Pre-Closing Loss to reduce or mitigate its liability under Section 1(a).

      (c) Effect of Adjustments. Notwithstanding any other provision of this
Section 3, for the avoidance of doubt, for the purposes of determining the amount of the Seller's liability under Section 1(a), if there is an adjustment made with respect to any Tax (including without limitation any disclaimer or failure to claim capital allowances in the United Kingdom) for which the Seller is liable under Section 1(a), there shall not be taken into account any resulting or corresponding increase in (i) the Tax basis of any asset or property (or, in the case of a disclaimer or failure to claim capital allowances, the amount of any qualifying expenditure) that is or may be taken into account in any Post-Closing Tax Period or (ii) any Tax deduction or Tax credit (other than a credit for Taxes paid that is described in Section 3(a)) that is or may be taken into account in any Post-Closing Tax Period.

      4. Preparation and Filing of Tax Returns. (a) Seller's Responsibility. The Seller shall prepare and file (or cause to be prepared and filed) (i) all Tax Returns of (or relating to) the members of the Company Group required to be filed (and in fact filed) on or prior to the Closing Date and (ii) all U.S. Consolidated Returns (without regard to when such U.S. Consolidated Returns are required to be filed).

      (b) Joint Responsibility. The Seller shall prepare (or cause to be prepared) (i) each Tax Return of or relating to the members of the Company Group for any Tax Period ending on or before the Closing Date that is required to be filed after the Closing Date and (ii) the portion of any U.K. Straddle Return that relates to any liability under section 179 TCGA 1992 in respect of the U.K. Restructuring or any other liability arising in respect of the U.K. Restructuring, in each case that may give rise to a claim under Section 1(a). Subject to Section 4(e) hereof, the Buyer shall file (or cause to be filed) any such Tax Return (or U.K. Straddle Return) unless the Buyer determines in its reasonable discretion that
(x) such Tax Return (or U.K. Straddle Return) is false, misleading or fraudulent in any respect or (y) the filing of such Tax Return (or U.K. Straddle Return) could give rise to the imposition of a penalty, excise tax or similar item on or with respect to any individual connected with the filing (including without limitation the individual that would sign the Tax Return (or U.K. Straddle Return)).

      (c) Buyer's Responsibility. The Buyer shall prepare and file all Tax Returns of (or relating to) the members of the Company Group required to be filed after the Closing Date that are not described in Section 4(a) or (b), including all Tax Returns for Straddle Periods (except to the extent otherwise provided in Section 4(b)(ii)).

      (d) Tax Accounting Practices. To the extent practicable and permitted by law, any Tax Return for any Pre-Closing Tax Period or any Straddle Period shall be prepared in a manner consistent with past Tax practices and accounting practices used with respect to the particular Tax in question (unless such past practices are no longer permissible either under the applicable law or generally accepted accounting principles in the relevant jurisdiction, as the case may
be), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable law), in accordance with reasonable Tax practices and accounting practices selected by the party responsible for preparing the Tax Return (or portion thereof), provided that any Tax Return for any Straddle Period shall not be required to be prepared in a manner consistent with past Tax practices or accounting practices used with respect to the particular Tax in question to the extent that (i) the Seller consents in writing to the preparation of such Tax Return using a different practice (which consent shall not be unreasonably withheld) or (ii) the Buyer notifies the Seller in writing that the Buyer, its Affiliates and the members of the Company Group have elected to forgo the right to any payment pursuant to Section 1(a) that might result from the preparation of such Tax Return using a different practice. For the purposes of clause (i) hereof, if the adoption of a different Tax practice or accounting practice would increase the liability of the Seller under Section 1(a) (other than by a de minimis amount) it shall not be unreasonable for the Seller to withhold its consent. The Seller shall be entitled to claim the maximum United Kingdom Tax reliefs and allowances as is allowed by law, except to the extent that any such claim would result in (or increase) a loss that would be available for surrender by way of Group Relief other than to another member of the Company Group.

      (e) Right to Review Tax Returns.

            (i) Without prejudice to the Seller's rights under Section 4(b)(ii), if requested by the Seller, the Buyer shall make available to the Seller and its representatives for review and comment any Tax Returns and related work papers relating to the members of the Company Group for any Straddle Period. The Buyer shall use its reasonable best efforts to make such Tax Returns and work papers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the Seller with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing.

            (ii) The Seller shall make available to the Buyer and its representatives for review and comment any Tax Returns described in
      Section 4(b) and any related work papers. The Seller shall use its reasonable best efforts to make such Tax Returns and work papers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the Buyer and its representatives with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing, provided that (A) in the case of any Tax Return described in Section 4(b)(i), the Seller shall not be required to incorporate any of the Buyer's comments unless (I) such Tax Return would not satisfy the filing standard set forth in the last sentence of Section 4(b) if such comments were not incorporated (or the Seller has not complied with the provisions of Section 4(d) in preparing such Tax Return) or (II) the Buyer notifies the Seller that the Buyer, its Affiliates and the members of the Company Group have elected to forgo the right to any payment pursuant to Section 1(a) that results from the incorporation of such comments and (B) in the case of any portion of

      Tax Return described in Section 4(b)(ii), the Seller shall not be required to incorporate any of the Buyer's comments unless such portion would not satisfy the filing standard set forth in the last sentence of Section 4(b) if such comments were not incorporated (or the Seller has not complied with the provisions of Section 4(d) in preparing such Tax Return). For the avoidance of doubt, the Seller shall be required to incorporate any comments of the Buyer referred to in clause (A) or (B) hereof.

      (f) Amended Returns. Except to the extent provided in Section 4(g) or (h) or required by law, the Buyer will not (i) file any amended return, carryback claim, or other adjustment request relating to any member of the Company Group for any Tax Period ending on or prior to the Closing Date (or the portion of any U.K. Straddle Return described in Section 4(b)(ii), provided that this Section 4(f) shall not restrict the rights of the Buyer to file any amended return, carryback claim, or other adjustment request relating to any other portion of a U.K. Straddle Return) without the Seller's written consent and (ii) with respect to any Pre-Closing Tax Period, make or give any other notice, election, disclaimer or claim without the Seller's written consent.

      (g) Amended Returns Requested by Seller. The Seller shall be entitled to prepare (or cause to be prepared) and the Buyer shall file (or cause to be filed) (i) an amended Tax Return of any member of the Company Group for any Tax Period that ends on or before the Closing Date (and the portion of any U.K. Straddle Return described in Section 4(b)(ii)), provided that the effect of such amended Tax Return is not to increase any Tax for any Post-Closing Tax Period (other than an increase mandated by law). The preparation and filing of any such amended Tax Return shall be governed by principles analogous to those set forth in Section 4(b), (d) and (e) hereof. The Seller shall procure that (A) the Buyer is kept fully informed of all material written correspondence with any Tax Authority in respect of any such amended Tax Return and (B) no claim, election, disclaimer, notice or consent is made by or on behalf of any member of the Company Group except to the extent specifically permitted by Section 4(h) hereof. The Buyer and the Seller shall cooperate in good faith in connection with the filing of any amended U.K. Straddle Return. Notwithstanding the proviso set forth in the first sentence of this Section 4(g), the Seller shall be entitled to claim the maximum United Kingdom Tax reliefs and allowances as is allowed by law, except to the extent any such claim would result in (or increase) a loss that would be available for surrender by way of Group Relief other than to another member of the Company Group.

      (h) Other Rules Relating to Tax Returns Prepared by Seller. Subject to each other provision of this Agreement, the Buyer shall take (or cause to be taken) commercially reasonably steps requested by the Seller (and identified on
Schedule 4(h) hereto) to enable the Tax Returns (or the portion thereof) described in Section 4(a) or (b) to be prepared, submitted and agreed in accordance with the rights of the Seller and the Buyer, including without limitation (to the extent identified on Schedule 4(h) hereto) causing all such claims, disclaimers, surrenders, indices and elections or other documentation as may be directed by the Seller which are listed in Schedule 4(h) and which relate exclusively to the periods covered by such Tax Returns (or the portion thereof) to be authorized, signed and returned to the Seller or its duly authorized agent for submission to the appropriate Tax Authority without undue or unreasonable delay, provided that the Buyer shall not be required to take (or cause to be taken) any step if the effect would be to increase any Tax for any Post-Closing Tax Period (unless the step is mandated by law). Notwithstanding the proviso set forth in the immediately-preceding sentence, the Seller shall be entitled to claim the maximum United Kingdom Tax reliefs and allowances as is allowed by law, except to the extent any such claim would result in (or increase) a loss that would be available for surrender by way of Group Relief other than to another member of the Company Group.

      5. Tax Payments. (a) Seller Tax Payments to Tax Authorities. The Seller shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes reported or reportable on or otherwise due with respect to any U.S. Consolidated Returns.

      (b) Buyer Tax Payments to Tax Authorities. The Buyer shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes due by any member of the Company Group that are not described in Section 5(a) or the proviso in Section 5(c) (or to the Seller or its Affiliates in the case of a liability of the Buyer under Section 1(b) in respect of liability imposed pursuant to section 767A or 767AA Taxes Act).

      (c) Seller Indemnification Payments to Buyer. In the case of any liability for which the Seller is responsible under the first sentence of Section 1(a), the Seller shall (to the extent such liability is not satisfied by the Seller pursuant to Section 5(a) hereof) pay or cause to be paid by the relevant member of the Selling Group the amount of such liability to the relevant member of the Buying Group within five business days following written notice from the Buyer that payment of such liability is due (or, if later, two business days before the Tax in question is due to the Tax Authority), provided that if the relevant liability can be discharged by a payment by the Seller directly to the Tax Authority in question and if the Seller elects and the Buyer consents (which consent shall not be unreasonably withheld), the Seller may pay or cause to be paid by the relevant member of the Seller Group the amount of such liability directly to the particular Tax Authority to which the underlying liability is owed. In the case of any liability for which the Seller is responsible under the second sentence of
Section 1(a) in respect of any payment for Group Relief, the Seller shall pay or cause to be paid by the relevant member of the Selling Group the amount of such liability to the relevant member of the Buying Group on the business day before the business day upon which the payment for Group Relief is due in accordance with Article 9 (subject always to the provisions thereof relating to prepayment).

      (d) Buyer Indemnification Payments to Seller. In the case of any liability for which the Buyer is responsible under Section 1(b), the Buyer shall (to the extent such liability is not satisfied by the Buyer pursuant to Section 5(b) hereof) pay or cause to be paid by the relevant member of the Buying Group the amount of such liability to the relevant member of the Selling Group within five business days following written notice from the Seller that payment of such liability is due.

      (e) Refund Payments. Any payments required to be made pursuant to Section 3(a) shall be made within five business days of the event that establishes the entitlement to such payment.

      (f) Interest Payments. All payments under this Agreement not made within the time required shall (save insofar as the amount of the payment to be made already compensates the recipient for such late payment by reason of the inclusion of "interest" in the definition of Tax) bear interest on the amount of the payment from the last date provided for such payment until the date paid. The interest payable shall be computed at an interest rate equal to 1% plus The Chase Manhattan Bank prime rate.

      (g) Characterization of Payments. Except to the extent otherwise provided by law or as otherwise provided below, any payments pursuant to this Agreement shall be treated as adjustments to the consideration paid by the relevant Buyer Subsidiary pursuant to the Acquisition Agreement. Any payments of interest pursuant to Section 5(f) shall be treated as payments of interest.

      (h) Entities Making and Receiving Payments. Notwithstanding any other provision of this Section 5, in the case of any payment required to be made between the Buyer and the Seller under this Section 5 in respect of a particular member of the Company Group, the payment shall be made between the relevant Selling Subsidiary that (directly or indirectly) disposed of such member and the relevant Buyer Subsidiary that (directly or indirectly) acquired such member. In the case of any payment made under this Agreement in respect of the Canada Assets, the payment shall be made between the Buyer

Subsidiary that purchased the Canada Assets and the Selling Canada Subsidiary. In the case of any payment required to be made by the Seller to the Buyer in respect of the Target U.K. Subsidiary (or its Subsidiaries), the Seller shall make such payment to the Buyer Subsidiary that subscribed for shares in the Target U.K. Subsidiary, provided that if the Seller elects and the Buyer consents (which consent shall not be unreasonably withheld), the Seller may make such payment (or cause such payment to be made) directly to the Target U.K. Subsidiary (or the relevant Subsidiary of the Target U.K. Subsidiary).

      6. Tax Contests. (a) Control of Proceedings. Following the Closing Date, the Seller shall, and shall be furnished by the relevant members of the Company Group with powers of attorney (or any other document or authorization) necessary or appropriate to enable the Seller to control the conduct of all stages of any negotiation, settlement discussion, agreement process, dispute, audit or other administrative or judicial proceeding (collectively, "Proceedings"), in each case with respect to any Tax Returns described in Section 4(a) or (b)(i) (and the portion of any U.K. Straddle Return described in Section 4(b)(ii)), provided that the Buyer shall have the right to take control of any such Proceeding (other than a Proceeding involving exclusively a U.S. Consolidated Return) if the Buyer notifies the Seller that the Buyer, its Affiliates and the members of the Company Group have elected to forgo the right to any payment pursuant to
Section 1(a) that might otherwise result from such Proceeding. The Buyer shall control the conduct of any other Proceeding with respect to the Tax liability of the members of the Company Group for any Tax Period or portion thereof.

      (b) Proceedings Controlled by Seller. Subject to the control rights provided in Section 6(a), with respect to any Proceeding that the Seller controls, the Seller shall (i) give to the Buyer a copy of any Tax adjustment proposed in writing pursuant to any Proceeding controlled by the Seller with respect to the assets or activities of any member of the Company Group, (ii) discuss with the Buyer and the Buyer's tax advisors the position that it intends to take regarding any material issue concerning such assets or activities, (iii) keep the Buyer reasonably informed and consult with the Buyer with respect to any issue that reasonably could be expected to have an adverse effect on the Buyer, any of its Affiliates or any member of the Company Group (other than an adverse effect that is de minimis with respect to such Person) and (iv) not, and shall not permit any of its Affiliates to, enter into any settlement or agreement in compromise of any proposed adjustment which purports to bind the Buyer, any of its Affiliates or any member of the Company Group with respect to any Tax Period ending after the Closing Date (other than solely in respect of a liability described in Section 4(b)(ii) for which the Seller is responsible under Section 1(a)) (or would be inconsistent with the principles set forth in
Section 4(d) or (h)) without the express written consent of the Buyer, which consent shall not be unreasonably withheld. In addition, the Seller shall provide the Buyer with a copy of all correspondence or other document received by any member of the Seller Group from a Tax Authority that relates to a member of the Company Group.

      (c) Proceedings Controlled by Buyer. Subject to the control rights provided in Section 6(a), the Buyer (i) shall give prompt notice to the Seller of the commencement of any Proceeding which could give rise to a claim for payment against the Seller under this Agreement (and of any other written materials received from a Tax Authority that relate to a Pre-Closing Tax Period and that could reasonably be expected to give rise to a claim under Section 1(a)); (ii) with respect to any Proceeding controlled by the Buyer, shall afford the Seller and its tax advisors a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding a proposed adjustment described in clause (i) above including but not limited to the right to participate in conferences with Tax Authorities and submit pertinent material in support of the Seller's position, and (iii) shall not, and shall not permit any of its Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise for any Pre-Closing Tax Period (or in respect of any liability for which the Seller is responsible under Section 1(a)(ii)) which would result in a claim for indemnification against the Seller pursuant to this Agreement without the express written consent of the Seller, which consent shall not be unreasonably withheld.

      7. Assistance and Cooperation. (a) In General. After the Closing Date, the Seller and the Buyer shall cooperate (and cause their respective Affiliates to cooperate) with each other and their respective Affiliates and with their respective advisors and agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Company Group (and any other matters arising under this Agreement) including (i) preparation and filing and agreement with the relevant Tax Authority of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated

Taxes) and the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the Company Group available to each other and their agents as reasonably requested. The Seller and the Buyer shall also make available to each other, to each other's respective Affiliates and to their advisors and agents, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining and interpreting information and docu ments relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

      (b) Certificates. The Buyer and the Seller shall, upon request of the other party, use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax relating to the Company Group (including but not limited to with respect to the transactions contemplated by the Acquisition Agreement).

      (c) Recovery. If (x) any member of the Company Group is or becomes entitled to recover from some other Person any amount in respect of a Tax as a result of any matter or circumstance, (y) such member of the Company Group determines (in its reasonable discretion) that it would not have any prejudicial effect on its business to seek such recovery from such other Person, and (z) such matter or circumstances is likely to result in a payment pursuant to Section 1(a) of this Agreement, then (1) the Buyer shall notify the Seller of such entitlement, (2) the Buyer shall take (or cause to be taken) commercially reasonable steps to enforce such recovery, and
(3) the amount required to be paid pursuant to Section 1(a) in respect of such matter or circumstances shall be reduced (but not below zero) by an amount equal to the amount actually recovered (and any amount already paid pursuant to Section 1(a) in respect of such matter or circumstance shall be repaid by the Buyer (net of any Tax liability incurred by reason of such payment or repayment). Notwithstanding any other provision of this Agreement, the Seller shall pay the Buyer an amount equal to any Tax paid or incurred by the recipient in respect of a recovery made hereunder plus any reasonable costs and expenses incurred in respect of such recovery.

      (d) Confidentiality. Any information or documents described in this
Section 7 shall be kept confidential by the Person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes or as otherwise required by law.

      (e) Limitation. Nothing in this Section 7 shall require the Seller or the Buyer to provide any information or documents relating to the Seller's or the Buyer's assets or activities other than the assets and activities of the Company Group, or to disclose any matter to the extent such access and disclosure would
(i) unreasonably disrupt the normal operations of the Company Group; (ii) violate any applicable law or regulation; (iii) violate the terms of any agreement to which the disclosing party or any of its Affiliates is bound (provided that the party so bound shall use its reasonable best efforts to obtain a waiver of the non-disclosure provisions of such agreement), or (iv) impair any attorney-client or tax-advisor privilege or work-product protection of the disclosing party.

      (f) Retention of Records. Buyer and Seller recognize that Buyer and Seller and their respective Affiliates will need access, from time to time after the Closing Date, to certain accounting and tax records and information relating to the Company Group to the extent such records and information pertain to events occurring prior to the Closing Date. Accordingly, Buyer and Seller agree that, commencing with the execution of this Agreement, Buyer and Seller shall, and shall cause their respective Affiliates and succes sors to (i) retain and maintain such records which, as of the execution of this Agreement, are in its possession or control or as to which it otherwise has a right of access for the longer of (A) the six-year period beginning on the Closing Date or (B) the full period of the applicable statute of limitations, including any extension thereof, and (ii) abide by all record retention agreements entered into with any taxing authority and to give the other party reasonable notice prior to transferring, discarding or destroying any such records and information, and, if the other party so requests, to allow the other party to take possession of such materials.

      8. Separate Tax Agreements Required for Specific Jurisdictions. The Seller and the Buyer shall negotiate in good faith any separate agreements for particular Tax jurisdictions that are necessary to implement the intent of the parties under this

Agreement, provided that the terms of any such agreements shall not be inconsistent with the terms of this Agreement.

      9. Group Relief. To the extent permitted by law (including without limitation section 151 et. seq. of the United Kingdom Companies Act 1985), the Buyer shall cause each member of the Company Group to (a) surrender to the Seller or any of its Affiliates (as the Seller may specify) all such available Group Relief as the Seller may in its sole discretion direct in writing in respect of any Tax Period (or portion thereof) ending at or before the Closing and (b) take all necessary steps (including, if applicable, the procuring by the relevant member of the Company Group of the making of any consent, claim, notice or other relevant documentation relating exclusively to the matters described in this Section 9) requested in writing by the Seller to allow the Seller or its Affiliates in its sole discretion to surrender any Group Relief to any member of the Company Group, provided that the Buyer shall not be required, and shall not be required to cause any member of the Company Group, to take any action pursuant to this Section 9 in order to enable any member of the Company Group to make a surrender of Group Relief or to accept a surrender of Group Relief where it would be otherwise unlawful for it to do so. Any surrenders made pursuant to this Section 9 shall be made for no consideration (or other cost to the Buyer, the Company Group or any of their Affiliates), provided that if (i) the Seller elects in writing to be compensated for a particular surrender falling within
(b) above, (ii) the Seller fully prepays (or procures prepayment of) its liability under the last sentence of Section 1(a) in respect of the consideration payable hereunder in respect of such surrender, (iii) no circumstances exist that cause the Buyer to have any reasonable doubt that it will be entitled to retain such prepayment, (iv) the surrender extinguishes or discharges a liability for United Kingdom corporation tax for which the Seller is responsible under Section 1(a)(i), (v) there has been a Determination Event, then, as consideration for such surrender, the Buyer shall cause the relevant member of the Company Group to pay to the relevant member of the Seller Group (on the later of date on which the Tax saved would have become due and payable but for such surrender and the date five business days after the date on which the written notice provided for in clause (i) was given with respect to such surrender) an amount equal to the lesser of (A) the corporation tax saved by the relevant member of the Company Group as a result of such surrender and (B) the amount of such prepayment.

      10. Disputes. In the case of any dispute concerning the amount of Taxes owed by any Person, the allocation of any Tax under Section 3, the preparation or filing of any Tax Return pursuant to Section 4, or any other computation of Tax, refund, or credit of Taxes paid required to be made under the terms of this Agreement, such dispute shall be resolved as follows: (a) the parties will in good faith attempt to negotiate a mutually agreeable settlement of the dispute;
(b) if the parties are unable to negotiate a resolution of the dispute within 20 business days after one party provides written notice of the commencement of such 20 business-day period, the parties shall submit the dispute to an independent and internationally recognized accounting firm (or, if Seller and Buyer do not agree on such a firm, then a firm chosen by the Arbitration and Mediation Committee of the New York Society of Certified Public Accountants) (the "Tax Arbitrator") for resolution within 20 business days after the parties have presented their arguments to the Tax Arbitrator, which resolution shall be final, conclusive and binding on the parties; (c) notwithstanding any other provision of this Agreement, any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required or (ii) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Arbitrator, such date being the date on which the parties receive written notice from the Tax Arbitrator of their resolution), provided that if a dispute with respect to an item in a Tax Return shall not be resolved on or before the date that is three business days prior to the latest date on which such Tax Return may be filed under applicable Tax law, then the party having the responsibility for filing such return pursuant to this Agreement shall file such Tax Return reflecting all disputed items that have been resolved in the manner so resolved, and reflecting all unresolved disputed items in the manner proposed by such party, and shall, upon the resolution of all such unresolved disputed items, file an amended Tax Return reflecting the resolution thereof in the manner so resolved; and (d) notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator in resolving a dispute shall be borne equally by Seller and Buyer.

      11. Termination of Tax Sharing Agreements. All tax sharing agreements, group relief agreements or similar agreements (other than this Agreement) between any member of the Company Group, on the one hand, and the Seller or any of its Affiliates (other than any member of the Company Group), on the other hand, shall be terminated as of the Closing Date, and there will be no further liability of the Buyer, any of its Affiliates or any member of the Company Group under (or in respect of anything done under) any such agreement following the Closing Date (other than with respect to obligations that (i) will not have any cost to (and will not have any effect on the Tax liability of) the Buyer, its Affiliates or any member of the Company Group and (ii) are solely in respect of administrative requirements of a relevant Tax Authority or the Seller that are intended to ensure that the benefit of any such tax sharing or similar agreement is preserved).

      12. Limitation on Indemnity Payments. The Seller shall not be responsible under Section 1(a)(i) for Taxes directly attributable to any action taken after the Closing by the Buyer, any of its Affiliates or any member of Company Group (other than an action contemplated or expressly permitted by this Agreement, the Acquisition Agreement or the Ancillary Agreements or required by law) if such action is taken before the end of the Closing Date. The Seller shall not be responsible under Section 1(a)(i) for any liability to the extent such liability is described on Schedule 12(i). The Seller shall not be liable under Section 1(a)(ii) for Taxes (to the extent described on Schedule 12(ii)) that are attributable to any action taken after the Closing (other than an action contemplated or expressly permitted by this Agreement, the Acquisition Agreement or the Ancillary Agreements or required by law) by the Buyer, any of its Affiliates or any member of Company Group if such action is described in
Schedule 12(ii). For the avoidance of doubt, the description of any liability on Schedule 12(i) shall not affect the Seller's liability under
Section 1(a)(ii) and the taking of any action described on Schedule 12(ii) shall not affect the Seller's liability under Section 1(a)(i).

      13.Expenses. (a) Administrative Costs. Each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement.

      (b) Breaches. The Seller shall bear (and shall pay, reimburse, indemnify and hold harmless the Buyer, each member of the Company Group and their respective Affiliates and their respective officers, directors, employees, agents, advisers and representatives for, from and against) (in addition to any other amounts entitled to be received) any out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses resulting from or arising out of any failure of the Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof. The Buyer shall bear (and shall pay, reimburse, indemnify and hold harmless the Seller and its Affiliates and their and their respective officers, directors, employees, agents, advisers and representatives for, from and against) (in addition to any other amounts entitled to be received) any out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses resulting from or arising out of any failure of the Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof.

      14. Survival. The rights and obligations under this Agreement with respect to any particular Tax shall survive until six months after the expiration of any applicable period of limitations on assessments with respect to such Tax, giving effect to any waiver, mitigation, or extension thereof.

        15. Definitions. All capitalized terms used but not defined in this Agreement have the meanings specified in the Acquisition Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings given to them below or in the Sections indicated below:

            Acquisition Agreement: as defined in the recitals.

            Baxendale Shares: the shares of The Baxendale Insurance Company Limited held by Pickfords Ltd. immediately prior to the Closing.

            Code: the Internal Revenue Code of 1986, as amended, and the regulations and rules promulgated thereunder.

            Corporate Restructuring Transaction: any of the following (i) any transaction, agreement, arrangement, settlement or understanding described in the definition of Restructuring Transaction in the Acquisition Agreement, (ii) the transactions undertaken with respect to The Baxendale Insurance Company Limited (and its migration) in 1997, (iii) any transaction, agreement, arrangement, settlement or understanding that is not described in clause (i) or (ii) hereof but that was primarily related to a transaction, agreement, arrangement, settlement or understanding described in clause (i) or (ii) hereof (or to a transaction, agreement, arrangement, settlement or understanding described in this clause (iii)), and (iv) any other corporate restructuring involving any member of the Company Group prior to the Closing (that was in whole or in part either entered into on or after January 1, 1999 or was entered into in contemplation of the transactions contemplated by the Acquisition Agreement (or otherwise in contemplation of the disposal of any member of the Company Group by the Seller Group), including but not limited to (A) the formation, activation or dissolution of any entity, (B) the transfer of any equity interest in any member of the Company Group to any Person, (C) the transfer of all or a substantial portion of the assets or liabilities of any member of the Company Group to any Person, and (D) the transfer of all or a substantial portion of the assets or liabilities of any Person to any Member of the Company Group.

            Determination Event: (i) the giving of any notice by the Board of the Inland Revenue or an officer of the Board of the Inland Revenue pursuant to section 28A of the Taxes Management Act 1970 or (ii) the making of any assessment by the Board of the Inland Revenue or by an officer of the Board of the Inland Revenue pursuant to section 29 of the Taxes Management Act 1970, in each case from which it is apparent that the Inland Revenue intend to treat the transactions contemplated by the Acquisition Agreement as involving a disposition by Realcause Ltd. of its shares of the Target U.K. Subsidiary.

            Group Relief: any of the following: (i) relief surrendered or claimed pursuant to Chapter IV Part X of the United Kingdom Income and Corporation Taxes Act 1988, (ii) advance corporation tax surrendered or claimed pursuant to section 240 the United Kingdom Income and Corporation Tax Act 1988, (iii) a tax refund relating to an accounting period as defined by section 102(3) the United Kingdom Finance Act 1989 in respect of which a has been given pursuant to section 102(2) United Kingdom Finance Act 1989, and (iv) any other similar provision under any nonUnited Kingdom Tax law.

            Pre-Closing Tax Period: any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

            Post-Closing Tax Period: any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

            Proceedings: as defined in Section 6(a).

            Straddle Period: as defined in Section 2.

            Taxes Act: the United Kingdom Income and Corporation Taxes Act 1988.

            Tax: any tax and any governmental fee, duty, impost, levy, charge or other assessment in the nature of tax, whether U.S. federal, state, local or non-U.S., and any fine, penalty, addition to tax or interest connected therewith, including without prejudice to the generality of the foregoing, any income tax, alternative, minimum, accumulated earnings, personal holding company, franchise, capital, capital stock, capital transfer, corporation tax, advance corporation tax, national insurance and social security contributions, contributions to a central providend fund, capital gains tax, inheritance tax, development land tax, insurance premium tax, value added tax, and any customs tax, profits tax, windfall profits tax, gross receipts tax, sales tax, use tax, goods and services tax, value added tax, transfer tax, registration tax, mortgage tax, documentary tax, stamp duty, excise and import duties, stamp duty reserve tax, premium tax, excise tax, customs duties, severance, environmental tax (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, employer health, unemployment, workers' compensation, withholding, estimated, installment or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof.

            Tax Arbitrator: as defined in Section 10.

            Tax Authority: with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

            Tax Period: with respect to any Tax, the period for which the Tax is reported as provided under applicable law.

            Tax Return: any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

            TCGA 1992: the United Kingdom Taxation of Chargeable Gains Act 1992.

            Treasury Regulations: the regulations prescribed under the Code.

            U.K. Restructuring: the transactions described in Annex H to the Acquisition Agreement.

            U.K. Straddle Return: any Tax Return for a Straddle Period on which the U.K. Restructuring is reported or mentioned.

            U.S. Consolidated Return: any Tax Return required to be filed by a United States federal consolidated group (or a consolidated, combined, unitary or other similar group for a U.S. state or local purposes) that includes both the assets and activities of any member of the Company Group and the assets or activities of the Seller or any of its Affiliates (other than members of the Company Group).

      16. Miscellaneous.

      (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF (OTHER THAN SECTION 5-1411 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK). The Buyer and the Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the Buyer and the Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in section 13.2 of the Acquisition Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      (b) Binding Effect; Sale of Logistics Business of the Seller. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. The indemnification obligations in this Tax Matters Agreement shall be binding upon any Person that acquires all or substantially all of the assets of the Logistics Business of the Seller, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and the Seller shall not enter into any agreement for any such transaction that does not so expressly provide.

      (c) Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that the Buyer may assign this Agreement to any Subsidiary of the Buyer, or to any lender to the Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect the Buyer's obligations or liabilities under this Agreement.

      (d) No Third Party Beneficiaries. Except as provided in Section 1 with respect to indemnification of certain Persons hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

      (e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

      (f) Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

      (g) Amendments; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any representation or warranty or other covenant or agreement as to which there is no inaccuracy or breach.

      (h) Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

      (i) Waiver of Jury Trial. Each of the parties waives any right to a trial by jury with respect to any Litigation which arises out of, or which is related to, the transactions contemplated by this Agreement.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        NA Holding Corporation

                                        By: /s/R. Barry Uber
                                           -------------------------------------
                                           Name:  R. Barry Uber
                                           Title: President and Chief
                                                  Executive Officer


                                        NFC plc


                                        By: /s/Gerry Murphy
                                           -------------------------------------
                                           Name:  Gerry Murphy
                                           Title: Group Chief Executive

                                  Schedule 4(h)

(A) In the case of Tax imposed by the United Kingdom of Great Britain and Northern Ireland or any political subdivision thereof:

      o The claiming and use of Capital Allowances or Industrial Buildings Allowances under the Capital Allowances Act 1990 ("CAA 1990") or the Income and Corporation Taxes Act 1988 ("ICTA 1988")

      o     Claim for error or mistake pursuant to TMA 1970, s.33(1)

      o Capital allowances for plant and machinery connected with premises giving rise to Schedule A income pursuant to ICTA 1988, s.32(5)

      o Sums received after trade discontinued treated as received on last day of trade pursuant to ICTA 1988, s. 108

      o     Carry-back of ACT pursuant to ICTA 1988, s.239(3)

      o     Surrender of ACT pursuant to ICTA 1988, s.240(1), (6), (14)

      o Payment of intra-group dividends without ACT and charges on income gross pursuant to ICTA 1988, s.247, 248

      o Carry-forward of trading losses (a) for accounting periods ending after 30 September 1993 (under Pay and File) and (b) for accounting periods ending before 1 October 1993 pursuant to ICTA 1988, s.393(1), (11)

      o Set-off of trading losses against profits of the same, or on earlier, accounting period ICTA 1988, s. 393A(1), (10) and formerly
            s. 393(1), (11)

      o Set-off/carry-forward of Schedule D, Case VI losses pursuant to ICTA 1988, s. 396(1), (3)

      o Group relief (a) where claimant company's accounting period ends after 30 September 1993 (under Pay and File) (b) where claimant company's accounting period ends before 1 October 1993 pursuant to ICTA 1988, s. 412, Schedule 17A, (para. 2)

      o     Unremittable overseas income pursuant to ICTA 1988, s. 584(2),(6)

      o     Credit for foreign taxes general pursuant to ICTA 1988, s. 804(1),
            (7), 806(1)

      o Disapplication of claim or election in relation to controlled foreign companies' corresponding UK tax pursuant to ICTA 1988,
            Schedule 24, para. 4(2)

      o Relief on disposal of shares in controlled foreign company pursuant to ICTA 1988, Schedule 26, para. 3 (1), (6)

      o Surrender of company tax refund within group (for accounting periods ending after 30 September 1993 under the Pay and File regime) pursuant to FA 1989, s. 102(2)

      o Entitlement to IBAs as between lessor and lessee in the case of a long lease pursuant to CAA 1990, s. 11(1), (3)

      o Disclaimer of writing down allowances on plant and machinery for accounting periods ending before 1 October 1993 pursuant to CAA 1990, s. 24(4)

                                                         Schedule 4(h) Continued

      o Certain plant and machinery treated as "short-life" assets pursuant to CAA 1990, s. 37(1), 37(2)

      o Transfer of short life assets to connected person at tax-written down value pursuant to CAA 1990, s. 37(8)

      o Allocation of capital allowances on certain fixtures between lessor and lessee pursuant to CAA 1990, s. 53(1), (2)

      o Allocation of capital allowances on certain fixtures between lessor and incoming lessee pursuant to CAA 1990, s. 55(1),(3)

      o Apportionment of expenditure on fixtures attached to land pursuant to CAA 1990, s. 59B

      o Transfer of trade between connected parties: certain assets, eligible for capital allowances, transfer at tax written-down value pursuant to CAA 1990, s. 77(3), (4)

      o     Events treated as balancing events pursuant to CAA 1990, s. 129

      o Set-off of capital allowances given by discharge or repayment pursuant to CAA 1990, s. 145(3), (5)

      o Transfer between connected parties of certain assets, eligible for capital allowances, at tax-written down value pursuant to CAA 1990,
            2. 158(1)

      o     Value of asset negligible pursuant to TCGA 1992, s. 24

      o Earn-out rights to be treated as securities for purposes of TCGA 1992, s. 135 pursuant to TCGA 1992, s. 138A

      o Replacement of business assets (roll-over relief) pursuant to TCGA 1992, s. 152(1)

      o Adjustment of base cost for small part disposal of land pursuant to TCGA 1992, s. 242(2)

      o Adjustment of base cost for part disposal of land to authority with compulsory powers pursuant to TCGA 1992, s. 243(2)

      o Roll-over relief on compulsory acquisition of land pursuant to TCGA 1992, s. 247(2)

      o     Irrecoverable loan to a trader pursuant to TCGA 1992, s. 253(3)

      o Relief for deferred charges on gains before 31 March 1982 - TCGA 1992, Schedule 4, para. 9(1)

      o Relief for non-trading exchange losses pursuant to FA 1993, s. 131(3), (4), (14)

      o Claim to defer unrealised exchange gains pursuant to FA 1993, s. 139(3), (6), (7)

      o Notification of expenditure on plant and machinery on which capital allowances to be claimed pursuant to FA 1994, s. 118(3)

                                                         Schedule 4(h) Continued

      o Relief for non-trading deficit on loan relationships against any profits of deficit period, as group relief or by carry back pursuant to FA 1996, s. 83(2)(a)(b)(c), (6), (7)(a)

      o Relief for non-trading deficit on loan relationships by carry forward against non- trading credits of the immediately following accounting period pursuant to FA 1996, s. 83(2)(d), (6), (7)(b).

(B) In the case of Tax imposed by any jurisdiction other than (i) the United Kingdom of Great Britain and Northern Ireland or any political subdivision thereof or (ii) the United States of America or any political subdivision thereof, including without limitation any states, territories and commonwealths thereof and the District of Columbia:

      o Any claim, disclaimers, surrender, indices, election or other documentation that is actually necessary to preserve a Tax position previously taken on (i) a Tax Return actually filed on or prior to the Closing Date and described in Section 4(a)(i) or (ii) a Tax Return actually filed after the Closing Date pursuant to Section 4(b).

                                 Schedule 12(i)
               Limitations on Section 1(a)(i) (Pre-Closing Taxes)

1. Untaxed Pre-Closing Appreciation. For the avoidance of doubt, to the extent the liability (i) results from any action by the Buyer, its Affiliates or any member of the Company Group taken after Closing that results in a disposal or deemed disposal of any asset (other than trade stock) by a member of the Company Group and (ii) is imposed on untaxed appreciation or gain that (A) had accrued in such asset prior to the time of the Closing and (B) was not required to be included in taxable income for the purpose of the particular type of Tax involved (and was not otherwise subject to such Tax) for any Pre-Closing Tax Period.

2. Depreciation Recaptured After the Closing. For the avoidance of doubt, to the extent that the liability (i) results from any action by the Buyer, its Affiliates or any member of the Company Group taken after Closing that results in a disposal or deemed disposal by a member of the Company Group of any capital asset in respect of the expenditure on which capital allowances have been claimed and (ii) is in respect of a resulting balancing charge for capital allowance purposes being crystalized in respect of such asset for U.K. Tax purposes (or has a similar effect under the laws of any non-U.K. jurisdiction).

3. Recognition After the Closing of Rolled-Over Gain. For the avoidance of doubt, to the extent that the liability (i) results from any action by the Buyer, its Affiliates or any member of the Company Group taken after Closing that results in a disposal or deemed disposal of any asset (other than trade stock) by a member of the Company Group and (ii) is attributable to a claim that has been made under section 152/153/154 TCGA 1992.

4. Transfer Pricing. To the extent that the liability (i) is in respect of a transfer pricing issue and (ii) results from the Buyer entering into a settlement or agreement of a Proceeding for a Pre-Closing Tax Period in violation of Section 6 hereof.

5. Transfer Taxes. The liability of the Buying Group and the Company Group described in section 13.1(b) of the Acquisition Agreement.

                                 Schedule 12(ii)
                         Limitations on Section 1(a)(ii)

Any action taken after the Closing by the Buyer or its Affiliates or any member of the Company Group without the consent of the Seller or any of its Affiliates that directly causes a chargeable gain to accrue to Pickfords 1999 Ltd. pursuant to either Section 187(3) or (4) TCGA 1992 provided that this paragraph shall only apply to limit the liability of the Seller pursuant to Section 1(a)(ii) in relation to United Kingdom tax on chargeable gains pursuant to a section 187 TCGA 1992 and calculated by reference to any postponed gain (as defined in section 187(2) TCGA 1992) in relation to The Baxendale Insurance Company Limited having ceased to be resident in the United Kingdom for United Kingdom tax purposes prior to Closing.